UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

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                              VIALOG CORPORATION
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




[LOGO] VIALOG

Press Release dated November 9, 2000 announcing Vialog's financial results for the third quarter of 2000.

AT THE COMPANY:           AT THE FINANCIAL RELATIONS BOARD:
MICHAEL E. SAVAGE         MARILYN WINDSOR    DOUG BRODERICK     TIM GRACE
CHIEF FINANCIAL OFFICER   GENERAL INQUIRIES  ANALYST INQUIRIES  MEDIA INQUIRIES
(781) 761-6200            (312) 640-6692     (312) 274-2266     (312) 274-2240


FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 9, 2000

               VIALOG REPORTS RECORD RESULTS FOR THIRD QUARTER,
                            FIRST NINE MONTHS OF 2000

            DOUBLE-DIGIT REVENUE GROWTH FOR QUARTER, NINE MONTHS;
           GROSS MARGINS REACH ALL-TIME HIGHS; TAKES DEBT REFINANCING
               WRITEOFF IN ADVANCE OF ACQUISITION BY GENESYS S.A.

HIGHLIGHTS:

o   Q3 GROSS MARGIN REACHES RECORD LEVEL 58.0%
o   NET CASH INCOME PER SHARE $0.13 FOR Q3, $0.56 FOR FIRST NINE MONTHS OF 2000
o   READY-TO-MEET NOW $7 MILLION ANNUAL RUN RATE
o   Q3 WEBCONFERENCING.COM REVENUES DOUBLE Q2
o   GENESYS S.A. ACQUISITION ON SCHEDULE


                 SUMMARY OF CONSOLIDATED OPERATIONS (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               THREE MONTHS ENDED         NINE MONTHS ENDED
                                  SEPTEMBER 30,             SEPTEMBER 30,
                             ---------------------     ---------------------
                               2000         1999         2000         1999
                             --------     --------     --------     --------

NET REVENUES                 $ 19,165     $ 17,002     $ 57,787     $ 50,915
OPERATING INCOME             $     38     $    963     $  5,116     $    798
NET LOSS                     $ (3,731)    $ (2,478)    $ (6,009)    $ (9,403)
DILUTED EPS                  $  (0.39)    $  (0.28)    $  (0.64)    $  (1.23)
EBITDA                       $  4,170 *   $  3,068     $ 13,947 *   $ 10,803 **
NET CASH INCOME              $  1,213     $    418     $  5,245     $  2,976
NET CASH INCOME PER SHARE    $   0.13     $   0.05     $   0.56     $   0.39

 * EXCLUDES $1.7 MILLION WRITEOFF OF DEBT REFINANCING COSTS
** EXCLUDES $4.2 MILLION RESTRUCTURING AND SEVERANCE CHARGES

BEDFORD, MASS., NOVEMBER 9, 2000--VIALOG CORPORATION (AMEX: VX), a leading provider of audio, video and Internet conferencing services, today announced record results for the third quarter and nine months ended September 30, 2000. Revenue growth, increased customer use of new products and enhanced gross margins generated the record performance.

INCREASED REVENUES, EXPANDED GROSS MARGIN DRIVE THIRD-QUARTER RESULTS
Net revenues increased 12.7 percent to a third-quarter record $19.2 million from $17.0 million in last year's third quarter. Continued penetration of the existing customer base coupled with strong demand for the company's Ready-to-Meet virtual conference room and WebConferencing.com Internet portal site produced double-digit revenue growth during a traditionally soft quarter.

Gross margin reached a record level 58.0 percent compared with 56.2 percent in this year's second quarter and 51.2 percent in the comparable quarter last year. This was Vialog's fourth consecutive improvement in quarter-to-quarter gross margin. The improvement was primarily attributable to new long-distance contracts that decreased the company's long distance rates and the call-center consolidations completed in December 1999, as well as the growth of Ready-to-Meet which, as an automated service, carries higher margins than the company's more traditional businesses.

The operating margin expanded to 9.1 percent from 5.7 percent in the comparable period in 1999. The 2000 third-quarter operating margin excludes a $1.7 million writeoff of costs relating to the Company's exchange offer for its senior notes, which was discontinued because of Vialog's pending acquisition by Genesys S.A. (Genesys Conferencing). Utilizing Genesys Conferencing's banking relationships, commitments have been received to refinance Vialog's outstanding debt.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $4.2 million, a 35.9 percent increase from $3.1 million for the comparable period last year. EBITDA for the 2000 quarter excludes the debt refinancing cost writeoff. Net cash income, defined as net income (loss) excluding depreciation, amortization of goodwill and intangibles, non-cash interest expense and the debt refinancing cost writeoff, was $1.2 million, or $0.13 per share, compared with $418,000, or $0.05 per share, in the year-ago period. The net loss, which includes the debt refinancing writeoff, was $3.7 million, or $0.39 per diluted share, compared with a net loss of $2.5 million, or $0.28 per diluted share in last year's third quarter.

NEW PRODUCTS DELIVER RESULTS
"We're pleased with our record results this quarter," said Kim Mayyasi, Vialog's president and chief executive officer. "Ready-to-Meet's growth has been exceptional. It now has a $7 million annual revenue run rate, up from $5 million at the end of the second quarter and $2.5 million at the end of the first quarter. More impressive is the gross margin on this highly automated business. This high-growth, high-margin business is now 10 percent of our monthly revenues.

"WebConferencing.com, introduced late last year, also is experiencing good growth. Its quarterly revenue was approximately $800,000, almost double the second quarter," Mayyasi added.

According to Mayyasi, since the beginning of the year, Vialog has added over 180 additional Fortune 2500 companies to its customer list. Genuity, Firestone/Bridgestone, John Hancock, Fingerhut, Ocean Spray, Navistar International, Safeco Insurance, Janus Financial Services and Dial Corporation were added in the third quarter. "We have penetrated 30 percent of our targeted Fortune 2500 market," he said.

NINE-MONTH RESULTS ALSO SET RECORDS
For the first nine months of 2000, revenues increased 13.5 percent to $57.8 million from $50.9 million in the 1999 period. Gross margin improved to 56.5 percent from 52.5 percent and the operating margin was 11.8 percent compared with 9.8 percent. The 2000 operating margin excludes the $1.7 million writeoff of debt refinancing costs and the 1999 operating margin excludes $4.2 million in restructuring and severance charges. EBITDA, excluding the charges mentioned above, was $13.9 million versus $10.8 million for the comparable period last year, a 29.1 percent increase. Net cash income was $5.2 million, or $0.56 per share, compared with $3.0 million, or $0.39 per share, in the year-ago period. The net loss was $6.0 million, or $0.64 per diluted share, compared with a loss of $9.4 million, or $1.23 per diluted share, including the non-recurring charges.

GENESYS CONFERENCING ACQUISITION PROCEEDING
On October 1, 2000, Vialog reached an agreement to be acquired by Genesys Conferencing, the largest independent global conferencing company. Mayyasi confirmed that the acquisition is proceeding according to schedule and is expected to close during the first quarter of 2001. The acquisition, which will create the world's largest independent conferencing specialist, is subject to, among other things, antitrust clearance, the approval of Vialog's shareholders, the approval of the issuance of new Genesys Conferencing shares by Genesys Conferencing's shareholders, and the listing of Genesys Conferencing's American Depositary Shares (ADSs) on the Nasdaq stock market. At the time of the agreement, the transaction was valued at approximately $241 million, or $13.26 per Vialog share plus approximately $90 million in Vialog debt. The final price of the transaction is dependent upon the price of Genesys Conferencing's stock at the time of closing. However, a price collar mechanism is included in the agreement, which provides price protection.

"We are extremely excited about the strategic benefits of the proposed acquisition. With the combined capability of Genesys Conferencing and Vialog, we will remain on the leading edge of teleconferencing and web-based products and services," Mayyasi stated.

THIRD-QUARTER CONFERENCE CALL
The company will hold a conference call to discuss the third-quarter results on Friday, November 10, at 10:00 a.m. EST. To hear the company's conference call, please log on to www.vialog.com and follow the instructions. A replay will be available on the same site.

ABOUT VIALOG
Vialog is a leading provider of teleconferencing and messaging services, including audioconferencing, videoconferencing, web conferencing, voicemail broadcast, e-mail broadcast and fax broadcast. Vialog helps its more than 6,000 corporate customers communicate more professionally, efficiently and effectively by delivering superior customer service and an extensive range of enhanced and customized conferencing solutions. Vialog's common stock (symbol: VX) is quoted on AMEX. For more information, visit Vialog.com for direct, online access to Vialog's conferencing and messaging services.

            FOR FURTHER INFORMATION REGARDING VIALOG FREE OF CHARGE, VIA FAX DIAL 1-800-PRO-INFO AND USE THE COMPANY CODE VX. OR VISIT THE VIALOG CORPORATION WEBSITE AT WWW.VIALOG.COM
                                                       --------------

  TO SCHEDULE ANY OF VIALOG'S SERVICES ONLINE, GO TO WWW.WEBCONFERENCING.COM

                             TABLES TO FOLLOW . . .

                               VIALOG CORPORATION
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                FOR THE PERIODS ENDED SEPTEMBER 30, 2000 AND 1999
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                    THREE MONTHS ENDED               NINE MONTHS ENDED
                                                       SEPTEMBER 30,                   SEPTEMBER 30,
                                               -----------------------------------------------------------
                                                   2000            1999            2000            1999
                                               -----------     -----------     -----------     -----------
Net revenues                                   $    19,165     $    17,002     $    57,787     $    50,915
Cost of revenues, excluding depreciation             8,054           8,306          25,144          24,190
Selling, general and administrative expense          8,651           5,628          20,406          17,111
Depreciation expense                                 1,375           1,106           3,963           3,006
Amortization of goodwill and intangibles             1,047             999           3,158           2,828
Non-recurring charge                                  --              --              --             2,982
                                               -----------     -----------     -----------     -----------
     Operating income                                   38             963           5,116             798

Interest expense, net                               (3,569)         (3,391)        (10,600)        (10,101)
                                               -----------     -----------     -----------     -----------

     Loss before income tax expense                 (3,531)         (2,428)         (5,484)         (9,303)

Income tax expense                                    (200)            (50)           (525)           (100)
                                               -----------     -----------     -----------     -----------

    Net loss                                   $    (3,731)    $    (2,478)    $    (6,009)    $    (9,403)
                                               ===========     ===========     ===========     ===========

Loss per common share--basic and diluted       $     (0.39)    $     (0.28)    $     (0.64)    $     (1.23)
                                               ===========     ===========     ===========     ===========

Weighted average common shares outstanding       9,496,301       8,739,225       9,341,200       7,627,620
                                               ===========     ===========     ===========     ===========

EBITDA*                                        $     2,460     $     3,068     $    12,237     $     7,487
                                               ===========     ===========     ===========     ===========

Net cash income**                              $     1,213     $       418     $     5,245     $     2,976
                                               ===========     ===========     ===========     ===========

Net cash income per share--diluted             $      0.13     $      0.05     $      0.56     $      0.39
                                               ===========     ===========     ===========     ===========

* Includes $1.7 million writeoff of debt refinancing costs for three and nine months ended September 30, 2000. Includes $4.2 million restructuring and severances charges for the nine months ended September 30, 1999

** Net cash income is net income (loss) excluding depreciation, amortization of goodwill and intangibles, non-cash interest expense and the writeoff of debt refinancing costs

                               VIALOG CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                 AS OF SEPTEMBER 30, 2000 AND DECEMBER 31, 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                 SEPTEMBER 30,     DECEMBER 31,
                                                     2000              1999
                                                 -------------    -------------
                                                  (UNAUDITED)

                       ASSETS

Current assets:
   Cash and cash equivalents                     $       1,709    $         547
   Accounts receivable, net                             18,310           11,637
   Prepaid expenses and other current assets               839              745
                                                 -------------    -------------
      Total current assets                              20,858           12,929

Property and equipment, net                             20,295           17,814
Deferred debt issuance costs                             2,335            3,801
Goodwill and intangible assets, net                     61,014           64,094
Other assets                                             1,083              583
                                                 -------------    -------------
      Total assets                               $     105,585    $      99,221
                                                 =============    =============


        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Debt--current                                 $       9,254    $       7,102
   Accounts payable and accrued expenses                18,806            9,750
                                                 -------------    -------------
      Total current liabilities                         28,060           16,852

Long-term debt, less current portion                    76,658           75,827
Other long-term liabilities                              1,251            1,499

Total stockholders' equity (deficit)                      (384)           5,043
                                                 -------------    -------------

Total liabilities and stockholders' equity       $     105,585    $      99,221
                                                 =============    =============

US SEC FILINGS

Genesys Conferencing plans to file a Registration Statement on Form F-4 with the US SEC in connection with the Vialog transaction. The Form F-4 will contain an exchange offer prospectus, a proxy statement for Vialog's special meeting and other documents. Vialog plans to mail the proxy statement/prospectus contained in the Form F-4 to its stockholders. The Form F-4 and proxy statement/prospectus will contain important information about Genesys Conferencing, Vialog, the Vialog transaction and related matters. Investors and stockholders should read the proxy statement/prospectus and the other documents filed with the US SEC in connection with the Vialog transaction carefully before they make any decision with respect to the Vialog transaction. A copy of the merger agreement with respect to the Vialog transaction has been filed by Vialog as an exhibit to its Form 8-K dated October 2, 2000. The Form F-4, the proxy statement/prospectus, the Form 8-K and all other documents filed with the US SEC in connection with the transaction will be available when filed free of charge at the US SEC's web site at www.sec.gov. In addition, the proxy statement/prospectus, the Form 8-K and all other documents filed with the US SEC in connection with the Vialog transaction will be made available to investors free of charge by calling or writing to:


Genesys S.A.
Pierre Schwich
4 Rue Jules Ferry, BP 1145
34008 Montpellier, Cedex 1, France
Phone:  33 4 67062755
Email:  pierre.schwich@genesys.com


Vialog Corporation
Michael E. Savage
32 Crosby Drive
Bedford, MA  01730
Phone:  781-761-6200
Email:  msavage@vialog.com

In addition to the Form F-4, the proxy statement/prospectus and the other documents filed with the US SEC in connection with the Vialog transaction, Vialog is obligated to file annual, quarterly and special reports, proxy statements and other information with the US SEC. You may read and copy any reports, statements and other information filed with the US SEC at the US SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the other public reference rooms in New York, New York and Chicago, Illinois. Please call the US SEC at 1-800-SEC-0330 for further information on public reference rooms. Filings with the US SEC also are available to the public from commercial document-retrieval services and at the web site maintained by the US SEC at http//www.sec.gov.

SOLICITATION OF PROXIES; INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

The identity of the people who, under SEC rules, may be considered "participants in the solicitation" of Vialog stockholders in connection with the proposed merger, and a description of their interests, is available in an SEC filing on
Schedule 14A made by Vialog on October 2, 2000.

FORWARD-LOOKING STATEMENTS

This release contains statements that constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical information or statements of current condition. These statements appear in a number of places in this release and include statements concerning the parties' intent, belief or current expectations regarding future events, including: the growth of Ready-to-Meet revenues, the anticipated timing of the Genesys Conferencing transaction, and the benefits and results of the Genesys Conferencing transaction. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. Although management of the parties believe that their expectations reflected in the forward looking statements are reasonable based on information currently available to them, they cannot assure you that the expectations will prove to have been correct. Accordingly, you should not place undue reliance on these forward-looking statements. In any event, these statements speak only as of the date of this release. The parties undertake no obligation to revise or update any of them to reflect events or circumstances after the date of this release, or to reflect new information or the occurrence of unanticipated events. Readers are referred to Vialog's Annual Report to Stockholders and Genesys Conferencing's and Vialog's other filings with the US SEC for a discussion of these and other important risk factors concerning the parties and their respective operations.

Transcript of conference call hosted by Registrant on November 10, 2000.

US SEC Filings

The archived conference call which you are about to hear includes references to a transaction between Vialog and Genesys Conferencing. In accordance with SEC regulations, please be advised that Genesys Conferencing plans to file a Registration Statement on Form F-4 with the US SEC in connection with the transaction between Vialog and Genesys. The Form F-4 will contain an exchange offer prospectus, a proxy statement for Vialog's special meeting and other documents. Vialog plans to mail the proxy statement/prospectus contained in the Form F-4 to its stockholders. The Form F-4 and proxy statement/prospectus will contain important information about Genesys Conferencing, Vialog, the Vialog transaction and related matters. Investors and stockholders should read the proxy statement/prospectus and the other documents filed with the US SEC in connection with the Vialog transaction carefully before they make any decision with respect to the Vialog transaction. A copy of the merger agreement with respect to the Vialog transaction has been filed by Vialog as an exhibit to its Form 8-K dated October 2, 2000. The Form F-4, the proxy statement/prospectus, the Form 8-K and all other documents filed with the US SEC in connection with the transaction will be available when filed free of charge at the US SEC's web site at www.sec.gov. In addition, the proxy statement/prospectus, the Form 8-K and all other documents filed with the US SEC in connection with the Vialog transaction will be made available to investors free of charge by calling or writing to:

Genesys S.A.
Pierre Schwich
4 Rue Jules Ferry, BP 1145
34008 Montpellier, Cedex 1, France
Phone: 33 4 67062755
Email: pierre.schwich@genesys.com

Vialog Corporation
Michael E. Savage
32 Crosby Drive
Bedford, MA 01730
Phone: 781-761-6200
Email: msavage@vialog.com

In addition to the Form F-4, the proxy statement/prospectus and the other documents filed with the US SEC in connection with the Vialog transaction, Vialog is obligated to file annual, quarterly and special reports, proxy statements and other information with the US SEC. You may read and copy any reports, statements and other information filed with the US SEC at the US SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the other public reference rooms in New York, New York and Chicago, Illinois. Please call the US SEC at 1-800-SEC-0330 for further information on public reference rooms. Filings with the US SEC also are available to the public from commercial document-retrieval services and at the web site maintained by the US SEC at http//www.sec.gov.

Solicitation of Proxies; Interest of Certain Persons in the Transaction

The identity of the people who, under SEC rules, may be considered "participants in the solicitation" of Vialog stockholders in connection with the proposed merger with Genesys, and a description of their interests, is available in an SEC filing on Schedule 14A made by Vialog on October 2, 2000.

OPERATOR:  Good day, ladies and gentlemen, and welcome to Vialog's (Company:
Vialog Corporation; Ticker: VX; URL: http://www.vialog.com/) third quarter earnings conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session, and instructions will follow at that time.

As a reminder, this conference call is being recorded.

I would now like to introduce your host for today's conference, Mr. Kim Mayyasi, President and CEO. Mr. Mayyasi, you may begin.

KIM MAYYASI, PRESIDENT/CEO, VIALOG CORPORATION: Well, thank you for joining us this morning. I'm Kim Mayyasi, President and CEO. On the call with me are Mike Savage, our CFO, and John Dion, Vice President of Finance and the company's Treasurer.

Many of you have joined us through our Vialog.com Web site and are viewing presentation charts using Vialog's Internet content sharing technology. The audio portion of the call is being streamed over the Internet, as well as transmitted over the public switch network, using our bridging equipment located in Vialog's Chanhassen, Minnesota operations center.

For those of you who would like to - who can only hear the audio portion of this call and would like to view today's presentation charts, log into Vialog.com, click on the icon labeled "View and Hear Vialog's Earnings Call," and follow the simple directions.

It's important to note that this form of group communications demonstrates the power of visual content transmitted via the Web when combined with traditional audio to perform remote meetings. And it's one great example of an emerging growth are for Vialog, especially with the SEC Fair Disclosure regulations.

However, before I get into my presentation, I'm going to turn that call over to Doug Broderick of FRB to read our Safe Harbor Statement. I will then briefly review our third quarter accomplishments, including our recently announced agreement to merge with Genesys SA, discuss our plans for the next several quarters, and then Mike will review our third quarter financial results. At the end of the presentation, we will take any questions you may have.

Doug...

DOUG BRODERICK: Thanks, Kim, and good morning, everyone. Statements in this conference call that are not based on historical facts may be considered forward-looking statements that involve risks and uncertainties including, but not limited to, changes in the market, the acceptance of new products and service, new products and announcements from other companies, changes in technology, the impact of competitive products and pricing, our dependence on large customer contracts, and the successful closing of the proposed acquisition of Vialog by Genesys SA.

Additional information on the factors that could affect the company's financial results is included in the company's 1999 Form 10-K and other company reports which are all filed with the SEC.

Kim...

MAYYASI: Thanks, Doug. Well, there's three important themes I want to share with you this morning. The first is that - the pending merger with Genesys SA and what it means to Vialog shareholders. The second is Vialog management's eight point strategic plan, put in place 15 months ago, is paying off in expanded margins and increased profitability. We are experiencing this in our quarterly results, with EBITDA now growing at approximately three times the rate of our revenue. The third theme is that our new products launched earlier this year, especially Ready-to-Meet, as well as WebConferencing.com, are hitting their stride.

On October 1st, Vialog entered a definitive agreement to merge with France-based Genesys SA. This merger combines Vialog, the largest independent conferencing company in the U.S., with Genesys, the largest conferencing specialist in Europe and Asia-Pac. Vialog's 600 customers will join Genesys' 600 employees to create a global conferencing powerhouse, with operations in 14 countries. The new company will have approximately 16,000 customers, including many of the world's most recognized multinationals. Genesys has a track record of high growth, both organically and through acquisition.

Vialog shareholders will receive stock in Genesys in the form of American depository shares, or ADSs, which will be listed on the Nasdaq. The transaction at the time of the definitive agreement was valued at $241 million in stock and debt, equating to $13.26 per share. The final price of the transaction is dependent upon the price of Genesys stock at the time of closing. However, a price collar mechanism is included in the definitive agreement which provides price protection. Significantly, Vialog's debt will be refinanced under more favorable terms as a result of the Genesys transaction.

Overall, this merger with Genesys offers many benefits. It creates the world's largest teleconferencing specialist with a global presence. It strengthens Vialog's financial structure and leverages Genesys' leadership in the technology area. We believe this transaction yields an immediate boost to shareholder value and optimally positions us for the future.

We expect the closing of the Genesys transaction to occur during the first quarter of 2001.

The combined company will have approximately 1,200 employees in 14 countries. As you can see on the chart on your screen, 75 percent of the combined company's revenues will originate in North America. This global footprint will be ideal for our multinational customers and represents significant revenue opportunities. I've been asked by Genesys to serve as CEO of Genesys' North American operations, which I enthusiastically accepted.

With respect to financial results, we had a good third quarter. Revenue for the third quarter was consistent with historical seasonal trends, while our EBTIDA grew approximately three times faster than our revenue growth on a year-over-year basis. New products like Ready-to-Meet and WebConferencing.com are hitting their stride and contributing to margin growth.

Revenue for the third quarter was 19.2 million, and EBITDA was 4.2 million compared to 3.1 million in the third quarter of '99. I should point out that this third quarter EBITDA does not include a $1.7 million write-off of cost related to our exchange offer for our senior notes which was discontinued since, as noted, Vialog's debt will be refinanced under more favorable terms as a result of the Genesys transaction.

If we look at Vialog's EBITDA growth, our third quarter results represent a 36 percent increase over the third quarter of last year. This is approximately triple our revenue growth rate. In terms of core profitability, as you can see in the gross margin chart on your screen, Vialog's gross margins reached a record level of 58 percent as compared to 51.1 percent in 3Q '99, a 690 basis point increase. Vialog's margins have been steadily increasing and this marks our fourth consecutive quarter-over-quarter increase in gross margins.

Vialog's top line revenue is a result of demands for our services. As you may remember, we reconfigured our retail sales force late last year to best focus on business opportunities within the Fortune 2,500. Historically, Vialog has been particularly successful targeting companies of this size. We are demonstrating our power as a B2B marketer.

At the beginning of this year, 600 of America's largest 2,500 companies were Vialog customers. Over the past three quarters, we have added over 180 additional Fortune 2,500 companies to our customer list. That means that we have penetrated 30 percent of our targeted Fortune 2,500 marketplace. While most of these relationships are starting at modest levels, in terms of monthly revenue, their growth potential is significant as we further penetrate these young accounts. Companies added in the third quarter include Firestone/Bridgestone (Company: Bridgestone Corporation; Ticker: BRDCY; URL: http://www.bridgestone.co.jp/), Genuity (Company: Genuity Inc.; Ticker: GENU;
URL: http://www.genuity.com/), John Hancock (Company: John Hancock Financial Services Inc.; Ticker: JHF; URL: http://www.johnhancock.com/), Fingerhut, Ocean Spray, Navistar International (Company: Navistar International Corporation;
Ticker: NAV; URL: http://www.navistar.com/), SAFECO Insurance (Company: Safeco Insurance; Ticker: SAFC; URL: http://www.safeco.com/), Janus Financial Services, and Dow Corporation.

Going forward, a key driver of profitability will be increasing the use of automation to our reservation list product Ready-to-Meet, and our Internet portal site, WebConferencing.com. Ready-to-Meet functions as a virtual conference room that is available 24-7. Demand is strong for this type of service. We already have over 15,000 Ready-to-Meet users, with revenues growing dramatically. As you can see, Ready-to-Meet is already up to a $7 million annual run rate as of the third quarter. It's a high growth, high margin line of business that is now 10 percent of our monthly revenues.

In terms of WebConferencing.com, the site went live last year to enthusiastic reviews. It enables our customers to acquire and customize all forms of converging audio, video, and Web-based conferencing services. Just like Ready-to-Meet, it automates our business, which helps boost profitability.

To ensure that WebConferencing.com has the widest possible distribution, we've formed strategic partnerships with B2B Internet portals including Onvia.com (Company: Onvia.com Inc.; Ticker: ONVI; URL: http://www.onvia.com/), dbusiness.com, Buyerzone.com, Office.com, and CEO Express. In our revenue sharing arrangements with them, they hotlink interested prospects to WebConferencing.com for the conferencing services, sometimes on a private label basis.

Currently Vialog's Internet business model is focused on the use of WebConferencing.com to Web provision audio, video, and Internet services in an automated fashion. Many of Vialog's corporate accounts are using WebConferencing.com on a regular basis, including Chase (Company: The Chase Manhattan Corporation; Ticker: CMB; URL: http://www.chase.com/), CIGNA (Company:
CIGNA Corporation; Ticker: CI ; URL: http://www.cigna.com/), Citibank (Company:
Citigroup Inc.; Ticker: C; URL: http://www.citi.com/), and Booz Allen. As you can see in the chart on your screen, revenue through Vialog's Internet portal site was $800,000 in the third quarter, almost double the second quarter.

Last quarter, WebConferencing.com progressed to its next phase of development, which was to integrate real-time remote meeting capabilities. Basically, with this feature, users are able to click on the WebConferencing.com icon and immediately join an audio, video, or Web conference. With this feature, WebConferencing.com allows us to compete directly with companies like WebEx (Company: WebEx Communications Inc.; Ticker: WEBX; URL: http://www.webex.com/) and Evoke (Company: Evoke Communications Inc.; Ticker: EVOK; URL: http://www.evoke.com/).

In closing, I'd like to reiterate that we are committed to our vision of the future in conferencing and to enhance our shareholder value. Vialog is rapidly becoming something very special - a streamlined company with expanding margins, new products that leverage automation, including a powerful Internet business, and merging with Genesys to build a global powerhouse in the international conferencing industry. We're really excited about the future.

And now I'd like to turn the call over to Mike Savage for the financial review.

MIKE SAVAGE, CHIEF FINANCIAL OFFICER, VIALOG CORPORATION: Thanks, Kim. I now would like to briefly take you through our financials for 3Q. Our results were a record for the third quarter. Revenues for the third quarter ended September 30th were 19.2 million, up 12.7 percent from 17 million in the 1999 period. As Kim mentioned, there is some seasonality business. The third quarter is usually our softest.

Vialog EBITDA for the third quarter ended September 30th, 2000 was 2.5 million. As of September 30th, Vialog wrote off $1.7 million of debt refinancing cost. This was required, since the exchange offer for our senior notes has been discontinued after the merger agreement with Genesys. As Kim mentioned, Vialog's debt will be refinanced as a result of the Genesys transaction.

Excluding the $1.7 million write-off, EBITDA was 4.2 million for the third quarter of 2000 compared to 3.1 million in the 1999 period. EBITDA continues to grow faster than the rate of revenue growth. Net loss was 3.7 million or 39 cents per share, compared to a net loss of 2.5 million, or 28 cents per share, for the third quarter of 1999.

The reason that our EBITDA growth is outpacing our revenue growth is the leverage we have realized with improved margins. Again this quarter, we saw the returns from the call center consolidation and the new long-distance contracts. Our gross margin increased 690 basis points from last year's third quarter, and our operating margin improved to 9.1 percent from 5.7 percent last year, excluding the 1.7 million debt refinancing cost write-off.

We also want to focus on net cash flow. We have been talking about EBITDA, which is an important measure of the cash generated purely by our business and of our ability to service our debt. But it does not indicate how much cash has been generated for future growth reinvestment after we pay non-discretionary items, such as interest and taxes. We're defining net cash income as net income plus depreciation, goodwill amortization, non-cash interest charges, and the debt refinancing cost write-off.

For the third quarter, net cash income was 1.2 million or 13 cents per share. Also, we will make our bond interest payment on November 15th, 2000.

Our nine-month results were also a record. Revenues increased 13.5 percent, to
57.8 million from 50.9 million in the 1999 period. EBITDA was 13.9 million compared with 10.8 million. EBITDA excludes the $1.7 million write-off in 2000 and 4.2 million restructuring and severance reserve in 1999.

Net loss was 6.0 million or 64 cents per share from a net loss of 9.4 million, or $1.23 per share. Gross margin was up 350 basis points to 56.5 percent from 53 percent. Net cash income per share was 56 cents versus 39 cents.

That concludes the financial portion of our call. And with that, I'd like to turn the call back over to Kim.

MAYYASI: Well, thanks, Mike. Just to summarize, we're real excited about our future here at Vialog. This management team has delivered on the commitments made in July 1999's eight-point strategic plan. Our call centers are consolidated. Our operating cost structure is tremendously lower and margins are up 690 basis points over last year. Ready-to-Meet has become a $7 million business, and WebConferencing.com is rapidly gaining acceptance. And most importantly, by merging with Genesys, we are creating a global leader in our industry.

And before I open up the call for questions, I want to iterate, as I have in prior calls, that this management team is committed to driving our growth strategy, expanding profit margins, and maximizing shareholder value.

And with that, we'll be happy to answer any questions you may have. Joan, we're ready to take questions.

OPERATOR: Thank you, Mr. Mayyasi. If you have a question at this time, please press the one key on your touch-tone telephone. If your question has been answered, or you wish to remove yourself from the queue, please press the pound key.

One moment for questions.

Once again, if you do have a question, please press the one key on your touch-tone telephone.

Mr. Mayyasi, I show no questions at this time.

MAYYASI: Great.

OPERATOR: Excuse me. We have had a question come into the queue. One moment.

Our first question is from Tony Campbell of Knott Partners.

TONY CAMPBELL, KNOTT PARTNERS: Good morning, and congratulations. You guys have performed admirably. I'm wondering if you could give us some sort of - just kind of, give us - if there's any update on terms of the timeframe of closing this deal?

UNIDENTIFIED COMPANY REPRESENTATIVE: Yeah.

CAMPBELL: Knowing that these things can move around.

MAYYASI: Right. Tony, as we've stated in prior calls when we announced the merger, our target is for a first quarter 2001 closing. That is decidedly on track with the first key checkpoint, Tony, will be when we file our F-4, and that is scheduled to happen within the next couple of weeks.

CAMPBELL: OK. Will you also be in a position to make your - I guess you've got a
- the payment on the debt is what, once a quarter or is it twice a year or ...

SAVAGE: It's twice a year - May 15th and November 15th.

CAMPBELL: OK. So - and how much is the November 15th payment, Mike?

SAVAGE: It's 4.8 million.

CAMPBELL: OK. And how are you going to get that money?

SAVAGE: We've been building the cash up, as in the prior quarters, and we have the cash on hand to make the payment.

CAMPBELL: Because the cash at the end of September, you don't have 4.8 million. I'm just ...

SAVAGE: Right. We've been building it up. We had some equipment we had financed, which was part of our cash flow projections ...

CAMPBELL: OK.

SAVAGE: ... and just the build up of, you know, cash for the first part of November, you know, puts us, you know, well over the $4.8 million payment.

CAMPBELL: OK. Excellent. And do you - are you in a position to give any - I guess you don't really want to give any guidance at the moment, right? Or is it business as usual?

MAYYASI: Well, it's definitely business as usual. As you know - and that is a good point to make, Tony - is, in terms of the merger and how Vialog is conducting its business, we are still a stand-alone business. And while Genesys and Vialog certainly are coordinating some level of planning for 2001, this transaction still is dependent on certain important events. Most importantly, or as importantly, clearly, is a vote by shareholders agreeing to the merger.

So what will happen chronologically is, after the F-4, after a series of reviews with the SEC and so on, there will be a meeting of Vialog shareholders to formally approve the transaction. So what that means, Tony, is that until that all occurs, Vialog is pursuing its strategies as a stand-alone company to do everything we can to promise or deliver on a bright future as a stand-alone company. And simultaneous with that, we are coordinating some level of planning with Genesys to ensure that what we think is a fine transaction gets off to a very quick start once the deal is approved and closed.

CAMPBELL: OK. I haven't wanted to bother you, but I'm going to ask you one further question, OK? Because I always, kind of, look at these things and - what's the - what kind of contingency or what kind of situation would we be in if, for some reason, this merger doesn't go through, because we've still got this debt situation.

MAYYASI: Yeah. I guess one thing I don't want to do to, Tony, is go through ifs and ands in terms of scenarios. Le me say, though, that we do have a contingency plan, particularly as it relates to debt refinancing, you know, should the merger not go through.

CAMPBELL: OK. That was what I was hoping you were going to say.

SAVAGE: But everything is proceeding according to the timetable that we have laid our initially in terms of the F-4 filings and so forth. So, we feel good where we are now with the process.

CAMPBELL: Sure. No, no. You guys have done a great job. I mean, I've got to applaud you on meeting your - you know, meeting your goals and - so, anyway. I've tied up this line long enough.

MAYYASI: Hey, Tony, thanks a lot.

OPERATOR: Our next question is from Andrew Davis of Wainhouse Research.

ANDREW DAVIS, WAINHOUSE RESEARCH: Hello, guys.

MAYYASI: Hi, Andrew.

DAVIS: I'm on a weird telephone. I won't go into the details. I'm travelling today.

I have two quick questions. Do you have a sense for whether the growth of Ready-to-Meet is cannibalizing your other business or adding new business? And the second part of that is, you're showing revenue growth of around 12.7 percent on an annual basis compared to two to three last year. Do you have a sense about the 12.7 percent growth, whether you're gaining or losing market share at that growth rate?

MAYYASI: On the first question, which is Ready-to-Meet and is the seven million a cannibalization or bringing in new customers, we did a study, now three months old, whereby we looked at exactly that question, and we determined that between 75 and 80 percent of that revenue is new revenue to Vialog from new customers, OK?

Now, I can tell you because we are very encouraged by the high margins we are seeing in that business. As you'd expect in a fully automated business, without any manpower required to deliver the service, our margins are somewhere between 70 and 80 percent on that product versus mid-50s in our traditional audio products.

So what that means is, in 2001, we will actually aggressively migrate current customers to the automated product to get that additional financial leverage, OK?

On the second part of your question, the approximately 13 percent growth, one caveat, or one note you should make, is that, as you may remember in prior calls, we described the loss last year of WorldCom (Company: WorldCom Inc;
Ticker: WCOM; URL: http://www.wcom.com/) during the acquisition of MCI. And so those revenues in the third quarter represent about a three percent or 300 basis point decrease, if you will, to our growth.

So, in terms of share movement, I would use a number that looks more like 16 percent as opposed to 13 percent. My sense right now, Andrew, is that the market in the U.S., as you know, is growing on a revenue basis in the low 20 percent. So clearly, acceleration of growth, particularly with Ready-to-Meet, is what will get us back up to where the industry growth rate is and, you know, get us where we want to be.

Clearly, in the early part of this year, we're focussed on margin expansion, which was absolutely critical. As you saw, these record gross margins are a delightful development as a result of those efforts. That definitely slows growth. Consolidating nine centers to four, moving about long distance providers, launching new products and so on is a traumatic event in the company's development. But that's all behind us now, and we look forward to realizing these very, very healthy growth rates off products like Ready-to-Meet.

DAVIS: Thank you.

OPERATOR: Our next question comes from Jennifer Poncedeleno of American Express.

JENNIFER PONCEDELENO, AMERICAN EXPRESS: Hi, guys. I wanted to just get a milestone timing on when the shareholder vote is expected for. I know it's dependent on getting through the regulatory process. And then also, I can't imagine anyone not voting for this merger, but how much of that you already kind of have locked up? And then lastly, what the process is for the Nasdaq listing?

MAYYASI: OK. Let's start with the last question first, which is the process. And I'll just give you kind of the big checkpoints in terms of that. The filing of the F-4 is really the first significant event, and like I said, that's expected to happen within the next two weeks.

The SEC then delivers comments on that F-4, and we would file amendments to the F-4 to be consistent with the comments the SEC has. The SEC again may have additional comments based upon that revised filing. And then based upon those, we'd make our final F-4 filing. And sometime after that, the F-4 would be declared effective by the SEC.

At that point, a proxy would be mailed to our Vialog shareholders and a date would be set for a special meeting of Vialog shareholders for the vote. And then closing would occur shortly after that, almost simultaneous with the Nasdaq listings of ADSs. So that's the process as it appears.

So that brings me to your first question, I believe, which was, when would the shareholder vote occur? And that would be very close to the final closing date, because again, we want it to happen rapidly after we know that we can list the ADSs on the Nasdaq and at that point, then we'd be in a position, with regulatory approvals in hand, to get our shareholder vote.

In terms of stockholders and where they stand, I can tell you we've talked to many, many, as you can imagine, and there is an overwhelming verbal approval or enthusiastic endorsement of the merger. We do not have written commitments of any form. That is not appropriate at this time. But I can tell you there is a groundswell of approval for this transaction.

PONCEDELENO: And then, on the Nasdaq part, is that - you can only file for that once you've got the final F-4 declared effective?

MAYYASI: Yes.

PONCEDELENO: OK, that's great. Thanks. And great quarter, by the way.

MAYYASI: Thanks, Jennifer.

OPERATOR: Once again, if you do have a question, please press the number one. One moment, please.

This concludes the question and answer session. Mr. Mayyasi, I would now like to turn the program back to you.

MAYYASI: Great, thank you. Well, we'd like to thank everyone for participating. We look forward to speaking to you over the next quarter and reporting on our progress, particularly as it relates to this exciting transaction with Genesys. Have a good day.

OPERATOR: Ladies and gentlemen, this concludes today's conference. Thank you for participation. You may disconnect at this time. Good day.

END

Slide presentation presented via webcast in conjunction with the conference call.





                                  [LOGO] VIALOG

                            Q3 2000 EARNINGS RESULTS

                                NOVEMBER 10, 2000

THREE IMPORTANT THEMES
================================================================================
     o GENESYS MERGER

     o EXPANDING MARGINS

     o NEW PRODUCTS
                                                                   [LOGO] VIALOG

GENESYS PROFILE
================================================================================

      o     #1 IN EUROPE; #1 IN ASIA-PACIFIC

      o     HIGH GROWTH AND PROFITABILITY

      o     600 EMPLOYEES IN 14 COUNTRIES

      o     10,000 CUSTOMERS WORLDWIDE

                                                                   [LOGO] VIALOG

GENESYS MERGER TRANSACTION
================================================================================

      o     $13.26/SHARE IN STOCK; 21.6% OF COMBINED COMPANY

                [GRAPHIC OMITTED]  $241M IN STOCK AND DEBT

      o     PRICE COLLAR PROTECTION

      o     ADS'S TO BE LISTED ON NASDAQ

      o     REFINANCE VIALOG'S DEBT

      o     CLOSING SIMULTANEOUS WITH NASDAQ LISTING

                                                                   [LOGO] VIALOG

GENESYS MERGER BENEFITS
================================================================================


      o     CREATES #1 WORLDWIDE CONFERENCING SPECIALIST

      o     GLOBAL SOLUTION FOR MULTINATIONALS

      o     IMPROVED FINANCIAL STRUCTURE

            -     $50M CASH ON-HAND

            -     REFINANCE VIALOG'S DEBT

      o     LEVERAGE GENESYS TECHNOLOGY

                                                                   [LOGO] VIALOG

GENESYS POST-MERGER FOOTPRINT
================================================================================


                               [GRAPHIC OMITTED]




          NORTH AMERICA                                EUROPE                           ASIA-PACIFIC
          -------------                                ------                           ------------
           860 PEOPLE                                310 PEOPLE                           40 PEOPLE
          75% OF REVENUE                            23% OF REVENUE                      2% OF REVENUE
        6 AUDIO CALL CENTERS                       2 AUDIO CALL CENTERS               1 AUDIO CALL CENTER
        2 VIDEO CALL CENTERS                       2 VIDEO CALL CENTERS               1 VIDEO CALL CENTER
       #1 INDEPENDENT SPECIALIST                #1 INDEPENDENT SPECIALIST          #1 INDEPENDENT SPECIALIST
              IN 2001                                   SINCE 1997                           SINCE 1998

FINANCIAL RESULTS - 3Q00
================================================================================

      o     TOP LINE GROWTH CONSISTENT WITH SEASONALITY

      o     EBITDA GROWING 3X REVENUES

      o     GROSS MARGIN NOW 58%

      o     NEW PRODUCTS HITTING THEIR STRIDE

                                                                   [LOGO] VIALOG

FINANCIAL RESULTS - 3Q00
================================================================================


REVENUE $MM

20.0
                                        19.2
                        17.0
10.0


 0.0

                        3Q 99           3Q 00
                        -----           -----


EBITDA $MM

6.0
                                         4.2
                         3.1
3.0


0.0

                        3Q 99           3Q 00*
                        -----           -----

*EXCLUDES $1.7 MILLION DEBT REFINANCING COST WRITE OFF.

                                                                   [LOGO] VIALOG

FINANCIAL RESULTS
================================================================================
                        3Q 99           3Q 00           % CHANGE
                        -----           -----           --------

REVENUES                17.0            19.2            + 13%

EBITDA*                  3.1             4.2            + 36%

* DOES NOT INCL. $1.7M IN NON-RECURRING DEBT REFINANCING COSTS

                                                                   [LOGO] VIALOG

GROSS MARGIN GROWTH
================================================================================


58                                                                58.0
                                                     56.2
56
                                        55.3
54
                           53.7
52
                51.1
50

48

46

                3Q 99      4Q 99        1Q 00        2Q 00        3Q 00
                -----      -----        -----        -----        -----

                                                                   [LOGO] VIALOG

VIALOG'S RETAIL SALES RESULTS
================================================================================

      o     800 OF NATION'S TOP 2500 COMPANIES

      o     3Q 00 LOGO "WINS":

[LOGO] THE DIAL CORPORATION     [LOGO] SAFECO   [LOGO] OCEAN SPRAY

[LOGO] GENUITY          [LOGO] INTERNATIONAL    [LOGO] FINGERHUT.com

[LOGO] BRIDGESTONE/FIRESTONE            [LOGO] JOHN HANCOCK.

                                                                   [LOGO] VIALOG

READY-TO-MEET REVENUES
================================================================================

      o     NOW $7M ANNUAL BUSINESS


      o     CONTRIBUTOR TO INCREASED MARGINS      [GRAPHIC OMITTED]


THOUSANDS

$1,800
                                                           $1,700K
$1,600

$1,400

$1,200

$1,000                                         $1,000K

$800

$600
                                $465K
$400

$200
                $95K
$0

                4Q 99           1Q 00           2Q 00      3Q 00
                -----           -----           -----      -----

                                                                   [LOGO] VIALOG

WEBCONFERENCING.COM
================================================================================

                               [GRAPHIC OMITTED]

                                                                   [LOGO] VIALOG

WEBCONFERENCING.COM DISTRIBUTION
================================================================================

[LOGO] OFFICE.COM               [LOGO] DBUSINESS.COM        [LOGO] BIZBUYER.COM

[LOGO] B2BSTORES.COM            [LOGO] ONVIA.COM            [LOGO] BRIO
                                                                   TECHNOLOGY

[LOGO] CEOEXPRESS               [LOGO] THE DEAL.COM         [LOGO] ZSCOPE

[LOGO] BuyerZone.COM            [LOGO] BIZLAND.COM          [LOGO] EPYLON

[LOGO] TELEZOO.COM              [LOGO] IBASSOCIATES         [LOGO] VIALOG

                                [LOGO] B2BUSINESS.NET

WEBCONFERENCING.COM REVENUES
================================================================================


800                                                      $800K

700

600

500
                                         $430K
400

300

200                       $200K

100
                $50K
0

                4Q 99     1Q 00          2Q 00           3Q 00
                -----     -----          -----           -----

                                                                   [LOGO] VIALOG

THE VIALOG STORY
================================================================================

      o     STREAMLINED COMPANY WITH EXPANDING MARGINS

      o     NEW PRODUCTS THAT LEVERAGE AUTOMATION

      o     BUILDING A GLOBAL POWERHOUSE WITH GENESYS

                               [GRAPHIC OMITTED]


                          INCREASED SHAREHOLDER VALUE


                                                                   [LOGO] VIALOG

FINANCIAL RESULTS - 3Q 00
================================================================================

REVENUE $MM

20.0
                                        19.2
                        17.0
10.0


 0.0
                        3Q 99           3Q 00
                        -----           -----


EBITDA $MM

6.0
                                        4.2
                        3.1
3.0


0.0
                        3Q 99           3Q 00*
                        -----           -----


*EXCLUDES $1.7 MILLION DEBT REFINANCING COST WRITE OFF.

                                                                   [LOGO] VIALOG

GROSS MARGIN GROWTH
================================================================================


58                                                          58.0

56                                               56.2
                                        55.3
54
                                53.7
52
                     51.1
50

48

46
                     3Q 99      4Q 99   1Q 00    2Q 00      3Q 00
                     -----      -----   -----    -----      -----

                                                                   [LOGO] VIALOG

FINANCIAL RESULTS: YEAR-TO-DATE
================================================================================

REVENUE $MM

60
                                        57.8
                        50.9
50


40


30


20


10


0
                        1Q-3Q 99        1Q-3Q 00
                        --------        --------


EBITDA $MM

15
                                        13.9
                        10.8
10


5


0
                        1Q-3Q 99        1Q-3Q 00
                        --------        --------

                                                                   [LOGO] VIALOG

THE VIALOG STORY
================================================================================

      o     STREAMLINED COMPANY WITH EXPANDING MARGINS

      o     NEW PRODUCTS THAT LEVERAGE AUTOMATION

      o     BUILDING A GLOBAL POWERHOUSE WITH GENESYS


                         [GRAPHIC OMITTED]

                    INCREASED SHAREHOLDER VALUE

                                                                   [LOGO] VIALOG

VIALOG: "THE CONFERENCING COMPANY"
================================================================================

                                 [LOGO] VIALOG


                                   QUESTIONS?


                                    PRESS "1"


                                                                   [LOGO] VIALOG